UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	June 30, 2016

Wireless Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-11916	22-2582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road
Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 386-9696

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Employment Agreement

Wireless Telecom Group, Inc. (the “Company”) has entered into an Executive Employment Agreement with Timothy Whelan regarding Mr. Whelan’s service as the Chief Executive Officer of the Company (the “Employment Agreement”). As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2016, Mr. Whelan was appointed Chief Executive Officer effective June 30, 2016.

The Employment Agreement is effective as of June 30, 2016 and has a term of one year with automatic renewals for successive one-year periods, unless either the Company or Mr. Whelan gives notice that such party is electing to not extend the term. Under the Employment Agreement, Mr. Whelan is entitled to an initial base salary of $275,000 per annum for his services as Chief Executive Officer, which will be reviewed annually by the Company’s Board of Directors (the “Board”) or its compensation committee (the “Compensation Committee”) and may be adjusted by the Compensation Committee or the Board in their sole discretion. For the calendar year ending December 31, 2016, in addition to his base salary, Mr. Whelan will be entitled to receive a cash incentive award of 50% of his base salary for meeting the performance targets determined by the Compensation Committee (the “2016 Annual Cash Bonus”). The Compensation Committee (or the independent members of the Board) are also entitled to award the 2016 Annual Cash Bonus in an amount greater than 50% of his base salary for performance at greater than target levels. Mr. Whelan’s cash inventive award will be pro-rated to reflect the period of his employment during the year ending December 31, 2016. For each calendar year thereafter, Mr. Whelan will be eligible to receive an annual cash incentive award at the discretion of the Compensation Committee.

Under the Employment Agreement, Mr. Whelan is entitled to at least four weeks of paid vacation per annum and general expense reimbursement for business and travel related expenses incurred in the performance of his duties. Mr. Whelan will also be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs and arrangements as are made generally available from time to time to senior executives of the Company (which includes health, life insurance and disability plans).

If Mr. Whelan’s employment is terminated by the Company without Cause, upon a Change of Control or by Mr. Whelan for Good Reason (as such terms are defined in the Employment Agreement), in each case, subject to Mr. Whelan’s compliance with certain conditions, then Mr. Whelan is entitled to: (i) severance in an amount equal to the sum of one year of his salary as in effect immediately prior to the date of termination, which is payable in equal installments over a period of one-year, (ii) a cash amount Mr. Whelan has earned as of the date of termination as determined by the Compensation Committee (or the independent members of the Board) in good faith, taking into account Mr. Whelan’s annual cash incentive award opportunity for the applicable year (the “Cash Bonus”), (iii) extension of the post-termination exercise period for all outstanding stock options of the Company’s common stock held by Mr. Whelan as of the date of his termination to the earlier of (a) the first anniversary of the date of termination, and (b) the date of expiration of the respective option, during which post-termination period such options shall continue to vest in accordance with their respective terms (to the extent not already fully vested) (the “Option Termination Benefits”), and (iv) his accrued salary and benefits as of the date of termination.

In the event that Mr. Whelan’s employment terminates due to his death or disability, he and he and/or his estate or beneficiaries (as the case may be) shall be entitled to (a) a single sum cash amount, payable on the 60th day following the date of termination, in an amount equal to the Cash Bonus, (b) the Option Termination Benefits and (c) his accrued salary and benefits as of the date of termination.

If Mr. Whelan’s employment is terminated by the Company for Cause or by Mr. Whelan without Good Reason, he is entitled only to his accrued salary and benefits as of the date of termination. Further, upon expiration of the term of the Employment Agreement, Mr. Whelan is only entitled to his accrued salary and benefits.

Mr. Whelan will be subject to confidentiality, invention assignment and non-competition obligations of the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Equity Compensation Grants

In connection with Mr. Whelan’s employment as Chief Executive Officer, on June 30, 2016, Mr. Whelan was granted, pursuant to the Company’s Amended and Restated 2012 Incentive Compensation Plan: (i) 8,333 shares of restricted common stock, par value $0.01 per share, of the Company, which will vest in sixteen equal quarterly installments over a period of four years, so that the shares will be fully vested on June 30, 2020, or upon change of control, provided that Mr. Whelan’s service with the Company continues through each vesting date, and (ii) a 10-year option at an exercise price of $1.34 per share to acquire 400,000 shares of common stock of the Company, which will vest in sixteen equal quarterly installments over a period of four years, so that the stock option will be fully vested on June 30, 2020, or upon change of control.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following document is herewith furnished as an exhibit to this report:

Exhibit No.	Description

10.1	Executive Employment Agreement, by and between Wireless Telecom Group, Inc. and Timothy Whelan, made as of June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: July 7, 2016	By:	/s/ Alan Bazaar
Alan Bazaar,
Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, by and between Wireless Telecom Group, Inc. and Timothy Whelan, made as of June 30, 2016.